LETTER AGREEMENT

Russell Investment Management, LLC

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Advisory Agreement

This Letter Agreement relates to the Advisory Agreement between Russell Investment Company (“RIC”) and Russell Investment Management, LLC (“RIM”) dated June 1, 2016, as amended (the “Agreement”). RIC advises you that it is creating a new fund to be named the Multi-Asset Growth Strategy Fund (the “New Fund”). RIC desires RIM to provide advisory services to the New Fund pursuant to the terms and conditions of the Agreement. Exhibit A of the Agreement is hereby amended to include the New Fund, with an annual advisory fee rate equal to the amount of average daily net assets as set forth below and payable as set forth in Section 4 of the Agreement.

Fund	Asset Level	Fee
Multi-Asset Growth Strategy Fund	First $2 billion	0.85%
	Next $3 billion	0.81%
	Next $5 billion	0.78%
	In excess of $10 billion	0.76%

Please indicate your acceptance of the amendment to the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:	/s/ Mark E. Swanson
Mark E. Swanson, Treasurer

Accepted this 30th day of November, 2016.

RUSSELL INVESTMENT MANAGEMENT, LLC

By:	/s/ Jeffrey T. Hussey
Jeffrey T. Hussey, President